EXHIBIT 23

Report of Independent Registered Public Accounting Firm

The Board of Directors
Ruddick Corporation:

We consent to the incorporation by reference in the registration statements No. 33-26302, No. 33-56567, No. 333-19085, No. 333-22659, No. 333-53671, No. 333-62768, No. 333-98265, No. 333-105665, No. 333-131927 and No. 333-143746 on Form S-8 of Ruddick Corporation and subsidiaries of our reports dated December 1, 2010, with respect to the consolidated balance sheets of Ruddick Corporation and subsidiaries as of October 3, 2010 and September 27, 2009, and related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 3, 2010, and the related financial statement schedule "Valuation and Qualifying Accounts and Reserves," management's assessment of the effectiveness of internal control over financial reporting as of October 3, 2010 and the effectiveness of internal control over financial reporting as of October 3, 2010, which reports appear in the October 3, 2010, annual report on Form 10-K of Ruddick Corporation.

/s/ KPMG LLP
Charlotte, North Carolina
December 1, 2010